Exhibit 10.01.6

Amendment 4 to Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates

1.	Effective December 31, 2012, the following definitions shall be added to paragraph 1 of the Plan:

“Frozen Grandfathered Participant” means any Grandfathered Participant whose benefits in the Retirement Plan were frozen on or after December 31, 2012, in accordance with Article IV, Section 1, paragraph C of Part III of the Retirement Plan. An individual who becomes a Frozen Grandfathered Participant and was not already a Participant under this Plan shall become a Participant on his or her Individual Freeze Date.

“Individual Freeze Date” means the December 31 of the Plan Year as of which a Grandfathered Participant’s benefit in the Retirement Plan is frozen pursuant to Article IV, Section 1, paragraph C of Part III of the Retirement Plan.

“Retirement Plan” means the Retirement Plan of Citibank N.A. and Affiliates, and any plan into which the Retirement Plan of Citibank N.A. and Affiliates was merged or subsequently merged, including but not limited to, effective as of January 1, 2000, the Citigroup Pension Plan, as such plans are in effect from time to time.

2.	Effective December 31, 2012, Paragraph 2 shall be amended to read as follows:

(a) As long as the Retirement Plan shall remain in effect, there shall be paid under this Plan to the Participant (or to the spouse or beneficiary of a Participant, as the case may be) such amounts of Normal Retirement Income, Early Retirement Income, Disability Retirement Income, Survivorship Retirement Income, Additional Early Retirement Benefit, Additional Disability Retirement Benefit, or any other benefits, including benefits distributed upon termination of the Retirement Plan, as would have been paid to such Participant (or the spouse or beneficiary of the Participant) under the Retirement Plan without regard to the limitation on benefits imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the "Code") and the limitation on compensation imposed by Section 401(a)(17) of the Code.

The benefit so computed shall be reduced by the actual benefits payable to or with respect to the Participant under the Retirement Plan and the Supplemental ERISA Excess Plan of Citibank, N.A. and Affiliates.

(b) With respect to a Frozen Grandfathered Participant, in addition to the benefit payable to such individual under paragraph 2(a), if any, which is attributable to benefits accrued under the Retirement Plan on or before his or her Individual Freeze Date, there shall be paid to a Frozen Grandfathered Participant (or to the spouse or beneficiary of such Frozen Grandfathered Participant) the benefit, including Normal Retirement Income, Early Retirement Income, Disability Retirement Income, Survivorship Retirement Income, Additional Early Retirement Benefit, Additional Disability Retirement Benefit, or any other benefits, including benefits distributed upon termination of the Retirement Plan, that would have accrued under the final average pay formula in Section 1 of Article IV of Part III of the Retirement Plan with respect to such Frozen Grandfathered Participant subsequent to his or her Individual Freeze Date had such individual not become a Frozen Grandfathered Participant, calculated without regard to the limitation on benefits imposed by Section 415 of the Code and the limitations on compensation imposed by Section 401(a)(17) of the Code.

For avoidance of doubt, no benefit shall be paid under this paragraph 2(b) that is duplicative of any benefit paid or payable elsewhere in this Plan or under the Retirement Plan.

(c) No Non-Grandfathered Participant may first become a Participant (or again become an active Participant through a rehire) after December 31, 2008. The Plan shall remain open to new entrants who are Grandfathered Participants; provided, however, that Grandfathered Participants who are rehired shall not become Grandfathered Participants for periods after their rehire.